Exhibit 99.1

Graphic Packaging Holding Company Comments on Operating Conditions and Updates Full-Year 2024 Outlook

Atlanta, GA, September 3, 2024 – Graphic Packaging Holding Company (NYSE: GPK), (“Graphic Packaging”, the “Company”), a global leader in sustainable consumer packaging, today provided an update on operating conditions in the third quarter and on its full-year 2024 outlook.

During July, severe weather conditions led to modestly reduced production at two paperboard manufacturing facilities. In August, an electrical substation was damaged at a third facility, resulting in additional disruption, lost production, and restart costs. While not material individually, as a group these events and added costs are expected to reduce Adjusted EBITDA by approximately $20 million to $25 million in the third quarter. As a result, the Company now expects full-year 2024 results will fall below the midpoint of the previously announced $1,730 million to $1,830 million Adjusted EBITDA guidance range and the $2.65 to $2.85 Adjusted EPS guidance range.

Each of the affected facilities resumed normal operations, and customer service levels were not affected.

Forward Looking Statements

Any statements of the Company’s expectations in this press release, including 2024 Adjusted EBITDA and Adjusted Earning per Diluted Share guidance, constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on currently available information and are subject to various risks and uncertainties that could cause actual results to differ materially from the Company’s present expectations. These risks and uncertainties include, but are not limited to, inflation of and volatility in raw material and energy costs, continuing pressure for lower cost products, the Company’s ability to implement its business strategies, including productivity initiatives, cost reduction plans, as well as the Company’s debt level, currency movements and other risks of conducting business internationally and the impact of regulatory and litigation matters, including the continued availability of the Company’s U.S. federal income tax attributes to offset U.S. federal income taxes and the timing related to the Company’s future U.S. federal income tax payments. Undue reliance should not be placed on such forward-looking statements, as such statements speak only as of the date on which they are made and the Company undertakes no obligation to update such statements, except as required by law. Additional information regarding these and other risks is contained in the Company’s periodic filings with the SEC.

Non-GAAP Financial Measures and Reconciliations

Adjusted EBITDA and Adjusted Earnings Per Share exclude gains or charges associated with: the Company’s business combinations, facility shutdowns, and other special items. The Company’s management believes that the presentation of Adjusted EBITDA and Adjusted Earnings Per Share provides useful information to investors because these measures are regularly used by management in assessing the Company’s performance. Adjusted EBITDA and Adjusted Earnings Per Share are financial measures not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), and are not measures of net income, operating income, operating performance, or liquidity presented in accordance with GAAP.

Adjusted EBITDA and Adjusted Earnings Per Share should be considered in addition to results prepared in accordance with GAAP, but should not be considered substitutes for or superior to GAAP results. In addition, our Adjusted EBITDA and Adjusted Earnings Per Share, may not be comparable to Adjusted EBITDA or similarly titled measures utilized by other companies since such other companies may not calculate such measures in the same manner as we do.

A reconciliation of Adjusted EBITDA and Adjusted Earnings Per Share to their respective comparable GAAP measures for the second quarter of 2024 can be found in the Earnings Release for second quarter 2024, which is attached as Exhibit 99.1 to the Current Report on Form 8-K filed by the Company on July 30, 2024.

Contact Information

Investors: Investor.Relations@Graphicpkg.com

About Graphic Packaging Holding Company

Graphic Packaging designs and produces consumer packaging made primarily from renewable or recycled materials. An industry leader in innovation, the Company is committed to reducing the environmental footprint of consumer packaging. Graphic Packaging operates a global network of design and manufacturing facilities serving the world’s most widely recognized brands in food, beverage, foodservice, household, and other consumer products. Learn more at www.graphicpkg.com.